Exhibit (k)(2)

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND

Form of plan pursuant to Rule 18f-3

under the Investment Company Act of 1940

[__], 2025

This Multiple Classes of Shares Plan (the “Plan”),1 when effective in accordance with its provisions, shall be the written plan contemplated by Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), for Monroe Capital Enhanced Corporate Lending Fund (the “Fund”). The Fund is a closed-end management investment company that has elected, or will elect, to be regulated as a business development company under the 1940 Act and will comply with the provisions of Rule 18f-3 under the 1940 Act as though such rule applied to business development companies.

1.	Classes Offered. The Fund may offer up to three classes of its shares: Class S, Class D, and Class I (each, a “Class”).
2.

Shareholder Servicing and Distribution Fee. Shareholder servicing and/or distribution fees shall be calculated and paid in accordance with the terms of the then-effective plan pursuant to Rule 12b-l under the 1940 Act for the applicable Class. Shareholder servicing and/or distribution fees currently authorized are as set forth in Schedule I to this Plan.

3.

Conversion Privileges. Class S and Class D shares will be converted into Class I shares of the Fund if the total transaction or other fees, including upfront placement fees or brokerage commissions, and distribution and/or shareholder servicing fees paid would exceed, in the aggregate, 10% of the gross proceeds from the sale of such shares as set forth in the Fund’s prospectus relating to the public offering of the Fund’s shares of beneficial interest (as from time to time in effect, the “Prospectus”). All conversions pursuant to this Section 3 shall be made on the basis of the relative net asset values of the two Classes, without the imposition of any sales load, fee, or other charge.

4.

Exchange Privileges. Shares of one Class may be exchanged, at the shareholder’s option, for shares of another Class of the Fund (an “intra-Fund exchange”), if and to the extent an applicable intra-Fund exchange privilege is disclosed in the Prospectus and subject to the terms and conditions (including the imposition or waiver of any sales load, repurchase fee or early withdrawal charge) set forth in the Prospectus, provided that the shareholder requesting the intra-Fund exchange meets the eligibility requirements of the Class into which such shareholder seeks to exchange.

5.	Allocations. Income, gain, loss and expenses shall be allocated under this Plan as follows:
a.

Class Expenses: All expenses incurred by the Fund shall be allocated on a Class-by-Class basis, based on the respective net assets of the Fund attributable to each such Class, except that the net asset value and expenses of each Class will reflect (i) Rule 12b-1 fees payable by the Fund to the distributor or principal underwriter of the Fund’s shares (the “Distributor”) attributable to a particular Class, if any,

[1]

This Plan is intended to allow the Fund to offer multiple classes of shares to the full extent and in the manner permitted by Rule 18f-3 under the 1940 Act, subject to the requirements and conditions imposed by such Rule.

(ii) shareholder services fees attributable to a particular Class (including transfer agency fees, if any), and (iii) any other incremental expenses of that Class.

Subject to the approval of the Fund’s Board of Trustees (the “Board”), including a majority of the Trustees of the Fund who are not “interested persons,” as defined in the 1940 Act, of the Fund, the following “Class Expenses” may be allocated on a Class-by-Class basis: (a) administrative and/or accounting or similar fees (each as described in the Prospectus) incurred by a specific Class; (b) legal, printing and postage expenses related to preparing and distributing to current shareholders of a specific Class materials such as shareholder reports, offering documents and proxies; (c) Blue Sky fees incurred by a specific class, if applicable; (d) Securities and Exchange Commission registration fees incurred by a specific Class; (e) expenses of administrative personnel and services required to support the shareholders of a specific Class; (f) Trustees’ fees incurred as a result of issues relating to a specific Class; (g) auditors’ fees, litigation expenses, and other legal fees and expenses relating to a specific Class; (h) incremental transfer agent fees and shareholder servicing expenses identified as being attributable to a specific Class; (i) account expenses relating solely to a specific Class; (j) expenses incurred in connection with any shareholder meetings as a result of issues relating to a specific Class; and (k) any such other expenses (not including advisory or custodial fees or other expenses related to the management of the Fund’s assets) actually incurred in a different amount by a Class or related to a Class’s receipt of services of a different kind or to a different degree than another Class.

b.

Fund Income, Gain, Loss and Expenses: Income, gain, loss and expenses not now or hereafter designated as Class Expenses shall be charged to the Fund and allocated to each Class in a manner consistent with Rule 18f-3(c)(1)(i) under the 1940 Act.

6.

Waivers and Reimbursements. The investment adviser of the Fund (the “Adviser”) or Distributor may choose to waive or reimburse Rule 12b-1 fees, transfer agency fees or any Class Expenses on a voluntary, temporary basis. Such waiver or reimbursement may be applicable to some or all of the Classes and may be in different amounts for one or more Classes.

7.

Voting Rights. Each Class governed by this Plan (i) shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement; and (ii) shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class.

8.

Responsibilities of the Trustees. On an ongoing basis, the Trustees will monitor the Fund for the existence of any material conflicts among the interests of the three Classes of shares. The Trustees shall further monitor on an ongoing basis the use of waivers or reimbursement by the Adviser and the Distributor of expenses to guard against cross-subsidization between Classes. The Trustees, including a majority of the Trustees of the Fund who are not “interested persons,” as defined in the 1940 Act, of the Fund, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. If a conflict arises, the Adviser and Distributor, at their own cost, will remedy such conflict up to and including establishing one or more new management investment companies.

Subject to approval by the Board, the Fund may alter the nomenclature for the designation of one or more Classes.

9.

Reports to the Board. The Adviser and the Distributor will be responsible for reporting any potential or existing conflicts among the three Classes of shares to the Board. In addition, the Board will receive quarterly and annual statements concerning distribution and shareholder servicing expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1 under the 1940 Act. In the statements, only expenditures properly attributable to the sale or servicing of a particular Class of shares shall be used to justify any distribution or service fee charged to that Class. The statements, including the allocations upon which they are based, will be subject to the review of the Trustees of the Fund who are not “interested persons,” as defined in the 1940 Act, of the Fund in the exercise of their fiduciary duties.

10.

Effective Date of Plan. This Plan shall become effective upon the later of (1) the approval by a vote of at least a majority of the Trustees of the Fund, including a majority of the Trustees of the Fund who are not “interested persons,” as defined in the 1940 Act, of the Fund, which vote shall have found that this Plan as proposed to be adopted, including expense allocations, is in the best interests of each Class individually and of the Fund as a whole and (2) the date upon which the Fund has an effective registration statement under the Securities Act of 1933, as amended, with respect to more than one Class. This Plan will continue in effect indefinitely unless terminated by a vote of the Board.

11.	Amendment of Plan. This Plan may be amended from time to time in accordance with the provisions and requirements of Rule 18f-3 under the 1940 Act.
12.	Severability. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

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SCHEDULE I

DATED OCTOBER 2025

TO MULTIPLE CLASSES OF SHARES PLAN FOR

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND

CLASSES OFFERED	SALES CHARGE[1]	SHAREHOLDER SERVICING AND/OR DISTRIBUTION FEE (calculated per annum as a percentage of the aggregate NAV as of the beginning of the first calendar day of each applicable month)
Class S	none	0.85%
Class D	none	0.25%
Class I	none	none

1.

No upfront sales load will be paid with respect to Class S shares, Class D shares or Class I shares; however, if shareholders buy Class S shares or Class D shares through certain financial intermediaries, the financial intermediary may directly charge shareholders transaction or other fees, including upfront placement fees or brokerage commissions, in such amount as the financial intermediary may determine, provided that the financial intermediary limit such charges to a 3.50% cap on NAV for Class S shares and a 1.50% cap on NAV for Class D shares.